Exhibit 99.1 Press Release issued by the Registrant on February 14, 2005

Unity Wireless

Technology & Innovation to Power a Wireless World!

FOR IMMEDIATE RELEASE

Unity Wireless Closes 2-Year Term Debt Financing to Fund Anticipated Growth in 2005

February 14, 2005 - BURNABY, BC – Unity Wireless Corporation (OTCBB: UTYW), a developer of integrated wireless subsystems and power amplifiers, announced today that it has privately placed with institutional investors US$1.5 million principal amount of two-year term debt financing in the form of 8% secured notes. The secured notes are convertible at a fixed rate of $0.20 per share. Five-year warrants to purchase 4,500,000 shares exercisable at $0.20 per share were also issued in the placement. Net proceeds to the Company were approximately $1.35 million.

Dallas Pretty, Chief Financial Officer of Unity Wireless commented, “Given our sequential year over year revenue growth and the growth in revenue that we anticipate again this year, we reviewed different financing options available to our company. After weighing each option, this financing was the most appealing given that many of the investors have previously invested in the company and have been long-term minded and helpful in attracting business opportunities and relationships to our organization.  Based on these considerations and our determination to achieve profitable operations this year, we believe this financing is a balanced blend of both cost and possible dilution. The financing will immediately enhance our cash position and provide flexibility to better serve our customers.”

“We are pleased with the company’s development since we and our institutional clients made our initial investment into Unity Wireless last year,” commented Mr. David Fuchs, President of Duncan Capital LLC, an NASD registered broker dealer that served as placement agent for the financing. “We have a high degree of confidence that Ilan Kenig and his team have the right mix of business model and momentum in their marketplace to benefit the company’s shareholders.”

Additional information on the financing is available in a Form 8-K report that the company is filing with the Securities and Exchange Commission.

About Unity Wireless www.unitywireless.com

Unity Wireless is a leading ISO 9001:2000 certified developer of integrated RF (radio frequency) subsystem solutions for wireless communications networks.  Integrated RF subsystems are an integral part of the base station and repeater infrastructure that comprise the backbone of wireless communications networks around the world.  From analog cellular to 3G mobile and fixed wireless applications from 450 MHz to 3.5 GHz, Unity Wireless delivers RF subsystem solutions for the networks of today and tomorrow.  The Company’s integrated subsystems, single-carrier and multi-carrier power amplifier products deliver world-class efficiency and performance with field-proven quality and reliability in thousands of base stations and repeaters around the world.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, inability to raise the funds necessary for the Company’s continued operations, changes in external market factors including the economy and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

For More Information Contact:

James E. Carruthers, Unity Wireless, (604) 267-2716   jamesc@unitywireless.com

Mike Mulshine, Osprey Partners, (732) 292-0982   osprey57@optonline.net